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                                                                    EXHIBIT 10.1

                                 THIRD AMENDMENT
                                       TO
                    THIRD AMENDED AND RESTATED LOAN AGREEMENT

     This Third Amendment to Third Amended and Restated Loan Agreement (the "Third Amendment") is dated July 11, 2003 and is made by and among Whitney National Bank ("Lender"), Conrad Shipyard, L.L.C. ("Borrower"), Orange Shipbuilding Company, Inc. ("Orange") and Conrad Industries, Inc. ("Conrad").

     WHEREAS, Borrower and Guarantor have requested that Lender purchase those certain Industrial Revenue Bonds in the amount of $4,000,00.00 (the "Bonds") to be issued by The Industrial Development Board of the Parish of St. Mary , Louisiana, Inc. for the purpose of constructing a new aluminum marine fabrication repair and conversion facility to be operated and leased by Conrad Aluminum, LLC ("Aluminum"), a wholly-owned subsidiary of Conrad Shipyard, L.L.C. with the repayment of the Bonds to be jointly, severally and solidarily guarantied by Borrower, Conrad, Orange and Aluminum;

     WHEREAS, Lender has requested Borrower and Guarantor to guaranty the obligations of Aluminum under the Bonds and the guaranty of the Bonds;

     WHEREAS, the parties wish to amend that certain Third Amended and Restated Loan Agreement by and among Lender, Borrower, Orange and Conrad, dated July 18, 2002, as amended by the First Amendment to the Third Amended and Restated Loan Agreement, dated March 21, 2003 and the Second Amendment to Third Amended and Restated Loan Agreement, dated as of dated May 9, 2003 (collectively the "Loan Agreement")as follows:.

     NOW THEREFORE, the parties hereby agree as follows:

     1. As used herein, capitalized terms not defined herein shall have the meanings attributed to them in the Loan Agreement. The Loan Agreement is hereby amended by the addition or restatement of the following definitions in Section 1.01:

          "Aluminum" shall mean Conrad Aluminum, L.L.C., a Louisiana limited liability company and the wholly owned subsidiary of Borrower.

          "Bonds" shall mean those certain Industrial Revenue Bonds in the amount of $4,000,000.00, dated as of June 1, 2003, to be issued by The Industrial Development Board of the Parish of St. Mary, Louisiana, Inc. and purchased by Lender, which Bonds are issued and sold pursuant to that certain Trust Indenture (the "Trust Indenture"), dated as of June 1, 2003 between The Bank of New York Trust Company of Florida, N.A., as Trustee, and The Industrial Development Board of the Parish of St. Mary, Louisiana, Inc.

          "Bond Guaranty" shall mean that certain Guaranty Agreement, dated as of June 1, 2003, by and between Conrad Industries, Inc., Conrad Shipyard, L.L.C., Orange Shipbuilding Company, Inc. and Conrad Aluminum, L.L.C., as Guarantors and The Bank of New York Trust Company of Florida, N.A., as Trustee, whereby the Guarantors jointly, severally and solidarily guarantee in favor of the Trustee for the benefit of the holders of the Bonds the repayment of the Bonds.

          "Grant" shall mean that certain Grant of $1,500,000.00 made by the Louisiana Economic Development Corporation, acting through the Louisiana Department of Economic Development pursuant to that certain Economic Development Award Contract/Agreement, effective as of April 11, 2003 by and among Louisiana Economic Development Corporation, acting through the Louisiana Department of Economic Development, Conrad Aluminum, L.L.C. and St. Mary Parish, State of Louisiana.

          "Loan" shall mean collectively the Bonds, the Lines of Credit and the Term Loan and shall include all principal, interest, attorney's fees and costs owed thereon.

          "Obligations" shall mean all obligations (monetary or otherwise, including, but not limited to, all representations, warranties and covenants contained in this Agreement)

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     of the Borrower to Lender, whether direct or contingent, due or to become due, now existing or hereafter arising, including future advances, with interest, attorneys' fees, expenses of collection and costs arising under or in connection with this Agreement, the Loan, the Note, the Collateral Documents, promissory notes, checks, overdrafts, letter of credit agreements, endorsements and continuing guaranties, including but not limited to the Bonds and the Bond Guaranty.

          "Permitted Liens" shall mean those presently outstanding Liens of the Borrower in favor of Lender and (i) pledges or deposits by the Borrower under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt of the Borrower) or leases (other than capitalized leases) to which the Borrower is a party, or deposits to secure statutory obligations of the Borrower or deposits of cash or U.S. Government Bonds to secure surety or appeal bonds to which the Borrower is a party, or deposits as security for contested taxes or import duties or for the payment of rent; (ii) Liens imposed by law, such as carriers', warehousemen's, materialmen's and mechanics' liens, incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the Borrower's books; (iii) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance; (iv) Liens for property taxes not yet delinquent and Liens for property taxes the payment of which is being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the Borrower's books; and (v) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for rights-of-way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of the Borrower or to the ownership of its property which were not incurred in connection with Debt of the Borrower, which Liens do not in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business taken as a whole of the Borrower. Permitted Liens shall also include all collateral required by (i) St. Mary Parish Industrial Revenue Board in connection with the issue of the Bonds and (ii) the lease of certain equipment by St. Mary Parish to Borrower in connection with the Grant.

     2. Section 2.02(c) of the Loan Agreement is hereby amended and restated as follows to reflect the execution of the Allonge, dated December 31, 2002, to the Line of Credit Note evidencing the $6,700,000 Line of Credit:

          (c) $6,700,000 Line of Credit. Subject to and upon the terms and conditions contained in this Agreement, and relying on the representations and warranties contained in this Agreement, the Lender agrees to make Advances to Borrower periodically during the $6,700,000 Line of Credit Period in an aggregate principal amount outstanding not to exceed the sum of Six Million Seven Hundred Thousand and No/100 ($6,700,000.00) Dollars (the "$6,700,000 Line of Credit"). On March 31, 2003, Lender's obligations to make any Advance on the $6,700,000 Line of Credit shall cease. The $6,700,000 Line of Credit shall be evidenced by a promissory note executed by the Borrower on the Closing Date in the principal sum of $6,700,000.00, payable to the order of the Lender. The $6,700,000 Line of Credit shall bear interest at Libor Rate or Base Rate in accordance with Section 2.03 and shall be payable interest only monthly in arrears on the last day of each month, beginning the first month after the initial Advance, and continuing on the last day of each succeeding month through and including March 31, 2003. On April 1, 2003, the $6,700,000 Line of Credit shall convert to a term loan and shall be payable in 49 monthly payments of principal each in the amount of $58,000.00, plus accrued interest, beginning on April 30, 2003, and continuing on the last day of each succeeding month thereafter, with a final payment of the remaining unpaid balance of principal and accrued interest due on May 31, 2007.

     3. The Loan Agreement is amended by adding a Section 3.03:

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          Section 3.03. Guaranties. Borrower and Guarantor shall jointly, severally and solidarily guaranty the repayment of the all Obligations of Aluminum to Lender, including but not limited to the Bonds.

     4. The Loan Agreement is hereby amended by adding Subsection (e) to Section
4.01 and amending and restating Sections 4.22 and 4.24:

          Section 4.01. Corporate Existence.

                                      ****
          (e) Aluminum is a validly organized limited liability company duly existing and in good standing under the laws of the State of Louisiana and is duly qualified as a foreign limited liability company in all jurisdictions wherein the property owned or the business transacted by it make such qualifications necessary. Aluminum has never done business under any name other than the name of Conrad Aluminum, L.L.C. Aluminum's tax identification number is 72-1560551 and its principal place of business is 9752 U S Highway 182 East, Amelia, Louisiana 70340. Aluminum's corporate charter number with the Secretary of State of Louisiana is 35332588K.

          Section 4.22. Subsidiaries. At the Effective Date of the Third Amendment, the Borrower has no Subsidiaries except Orange and Aluminum, and the Borrower owns all of the capital stock or membership interests of Orange and Aluminum, and Conrad owns all of the capital stock or membership interests of Borrower. There are no Liens on any of the capital stock or membership interests of Orange, Borrower or Aluminum.

          Section 4.24. Assets Mortgaged to Lender. Except for the Drydock, all drydocks, barges and other vessels and equipment of Borrower and Guarantor are not documented vessels with the United States Coast Guard and are free and clear of any Liens, except the Collateral Documents or Permitted Liens. In the event any asset of Borrower or Guarantor becomes a documented vessel with the United States Coast Guard, Borrower agrees to notify Lender and to execute a preferred maritime ship mortgage encumbering such asset in favor of Lender upon terms and conditions reasonably acceptable to Lender. Except for the immovable property which is the subject of the Bonds and the Trust Indenture, all immovable and real property of Borrower and Guarantor are mortgaged to Lender under the Collateral Documents. Except such equipment to be leased to Aluminum under the Grant, all equipment of Borrower and Guarantor are subject to a perfected security interest in favor of Lender in accordance with the terms of the Collateral Documents. Orange acknowledges that the Collateral Documents executed by it continue to secure the performance and payment of the Obligations, even though Borrower changed its name from Conrad Industries, Inc. to Conrad Shipyard, Inc. and then merged into Conrad Shipyard, L.L.C.

     5. Section 5.01 of the Loan Agreement is amended and restated as follows

          Section 5.01. Financial Covenants. Borrower shall comply with the following Financial Covenants until the Loan has been paid in full:

          (a) Debt to Tangible Net Worth. The Borrower on a consolidated basis with Guarantor and each Subsidiary shall maintain a Debt to Net Worth Ratio of no greater than 1.5 to 1.0 until the Loan is paid in full.

          (b) Debt Service Coverage Ratio. Borrower on a consolidated basis with Guarantor and each Subsidiary shall maintain at all times during the existence of the Loan a Debt Service Coverage Ratio of at least 1.25 to 1.0 as of the end of each fiscal quarter (calculated as of the last day of each fiscal quarter on a rolling four quarter basis) beginning December 31, 2003 and each fiscal quarter thereafter.

          (c) Current Ratio. Borrower on a consolidated basis with Guarantor and each Subsidiary shall maintain at all times during the existence of the Loan a ratio of Current Assets (minus any prepaid expenses) to Current Liabilities of 1.25 to 1.0 or greater.

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     6. In connection with the foregoing and only in connection with the foregoing, the Loan Agreement is hereby amended, but in all other respects all of the terms and conditions of the Loan Agreement remain unaffected.

     7. Borrower, Orange and Conrad acknowledge and agree that this Third Amendment shall not constitute a waiver of any Default(s) under the Loan Agreement or any documents executed in connection therewith, all of Lender's rights and remedies being preserved and maintained. Borrowers, Orange and Conrad hereby represent and warrant to Lender that no Default has occurred under the Loan Agreement and there has not occurred any condition, event or act which constitutes, or with notice or lapse of time (or both) would constitute, a Default under the Loan Agreement. Borrower, Orange and Conrad further acknowledge that the Collateral Documents and the continuing guaranties of Orange and Conrad remain in full force and effect and that the Collateral Documents and the continuing guaranties of Orange and Conrad continue to secure the payment and performance of the Obligations, as hereby amended, in accordance with their terms.

     8. This Third Amendment may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed.

LENDER:                                 BORROWER:
WHITNEY NATIONAL BANK                   CONRAD SHIPYARD, L.L.C.


By: /s/ Edgar W. Santa Cruz, III            By: /s/ Lewis J. Derbes, Jr.
    ----------------------------            ------------------------------------
    Edgar W. Santa Cruz, III                Lewis J. Derbes, Jr.
    Title: Vice President                   Its: Treasurer/Secretary and Manager


                                        GUARANTORS:
                                        ORANGE SHIPBUILDING COMPANY, INC.


                                        By: /s/ Lewis J. Derbes, Jr.
                                            ----------------------------
                                            Lewis J. Derbes, Jr.
                                            Its: Secretary and Treasurer


                                        CONRAD INDUSTRIES, INC.


                                        By: /s/ Lewis J. Derbes, Jr.
                                            ------------------------
                                            Lewis J. Derbes, Jr.
                                            Its: Vice President and
                                            Chief Financial Officer

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